MEMORANDUM OF AGREEMENT
                                     BETWEEN
                        GULFSTREAM AEROSPACE CORPORATION
                                       AND
                              Leonard's Metal Inc.

PREAMBLE

This Memorandum of Agreement (" MOA") is executed on September 03, 2003, between Gulfstream Aerospace Corporation ("GULFSTREAM") and Leonard's Metal Inc. ("LMI") for the design, tool build, manufacture, delivery and product support of G500/550 and GIV-X kitted skins package as described in this MOA.


TABLE OF CONTENTS

        A. SCOPE OF MOA
        B. PRICING, OPTIONS, AND PAYMENT
        C. PERIOD OF PERFORMANCE
        D. DELIVERIES
        E. INSPECTION AND ACCEPTANCE
        F. PACKAGING AND SHIPPING
        G. WARRANTY
        H. TITLE AND RISK OF LOSS
        I. DESIGN CHANGES
        J. DERIVATIVES
        K. TERMINATION
        L. INTELLECTUAL PROPERTY RIGHTS, TOOLING AND DATA OWNERSHIP
        M. EXCUSABLE DELAYS
        N. PATENT INDEMNITY
        O. INDEMNITY BY LMI ENTERING GULFSTREAM PREMISES
        P. GENERAL

        A. SCOPE OF MOA

           1.   Product Description / Specification

                a.   General Description of System

                     Kitted Skins for G550 and G500 and GIV-X

                b.   Shipset Description
                     See "Pricing, Options, and Payment" section

                c.   Quantity
                     See "Pricing, Options, and Payment" section

           2.   Certification

                a. LMI agrees to deliver products and parts hereunder that will meet applicable FAA requirements as defined in the current FAR, Part 21, and the JAA requirements as defined in the JAR for LMI supplied products. Gulfstream shall be responsible for maintaining FAA Certification and JAA certifications as applicable, on the aircraft.

                b.   LMI  will  support  Gulfstream  in its  efforts  to  obtain
                     Foreign Type Certificates as mutually agreed. Gulfstream will provide reasonable advance notice to LMI of the Foreign certifications that it intends to pursue and of the requirements to be met. LMI agrees as long as any increase in costs for obtaining foreign type certifications can be negotiated between GAC and LMI Corp.

           3.   Integrated Logistics Support Requirements

                a. LMI agrees to perform all work and provide all deliverables as identified in the attached Gulfstream Document #GER-2011 entitled "Integrated Logistics Support Requirements" dated September 4, 2001 at no cost to Gulfstream. These requirements include Technical Publications, Manuals, Technical and Product Support, Technical Training, Reliability, Maintainability, Material Services/Ground Support Equipment MSG3 and Warranty Administration and other data requirements.

           4.   Supplier Performance

                a.   Performance Level

                     This MOA is predicated upon LMI maintaining a high level of performance in all tasks required for commitment to the program and timely satisfaction of all requirements including without limitation performance in the areas of Quality, Reliability, Product Support and on time deliveries. If, during the life of this MOA, should performance become unacceptable to Gulfstream, the pricing, terms and conditions herein may be subject to further negotiations.

                b.   Quality Assurance

                     1. Consistent with industry practice, Gulfstream has developed Supplier Quality Assurance Requirements SQAR-0003 dated 04/02 incorporated herein by reference which address such things as Quality programs, onsite evaluation inspection and testing of equipment and supplies and failure analysis.

                     2. LMI to adhere to the requirements of SQAR-0003 dated 04/02 as may be amended from time to time. Gulfstream will provide LMI with revisions to SQAR- 0003.

                     3. In addition, as a minimum the following special terms and conditions as cited in Gulfstream Form GA270 (latest revision) may apply. Form GA270 may be amended from time to time as required.

                          129, 131, 259,  304, 315, 334, 456, 463,  469A,  470A,
                          480, 481, and 921

                c.   FRACAS AND FAILURE ANALYSIS REPORTS

                     1. The performance, calculation, tracking and administration of the warranty shall be performed by LMI at no cost to Gulfstream consistent with Gulfstream's reliability document (GER608) incorporated herein by reference, which may be amended from time to time, which shall include a Failure Reporting Analysis and Corrective Action System (FRACAS) report submitted on a quarterly basis when requested by Gulfstream during the term of the MOA. This report is due to Gulfstream no later than ten
                          (10) days following the end of each quarter.

                     2. In addition, LMI will provide failure analysis and tear-down reports on defective units to Gulfstream no later than 45 calendar days from receipt of the defective unit at their Repair & Overhaul Facility.

                d.   Production Line Support

                     LMI will maintain a minimum of two (2) extra shipset of hardware/assemblies in its production plan and on their shelf to support abnormal production shortages. This hardware and assemblies must be shipped within four hours of Gulfstream's request from LMI Savannah Distribution Center.

                e.   Aircraft on Ground (AOG) Support

                     1. LMI will provide 24 hours, 7 days a week, 365 days AOG coverage, at no cost to Gulfstream. LMI will provide Gulfstream a listing of individual AOG contacts with E-Mail addresses, phone and fax numbers. The listing will be maintained by LMI with any revisions being provided Gulfstream prior to or at the time the revision is implemented.

                     2.   The standard AOG response time is as follows:

                               AOG Response                   4 Hours
                               Critical Expedite Request     24 Hours
                               Expedite                       7 Days

                     3. LMI will maintain an adequate AOG inventory of new and used components, inclusive of Parts of Assemblies (POA's), consumables and maintenance replacement units as mutually agreed to offset any like assets
                          Gulfstream is required to provide its customers in support of warranties for said components. *

          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.


               4. Defective components will be expeditiously returned to LMI for verification of the failure. Upon verification that the failure is covered under the warranty LMI at its cost agrees to replace the failed unit within thirty (30) days after receipt of the failed unit or Gulfstream may invoice LMI for the actual purchase price of the unit plus a * (* %) percent handling fee. In the event that the component is not verified as a warranty failure, Gulfstream shall compensate LMI within thirty (30) days, as mutually agreed, based on the following options:

                          a. Return same component(s) and compensate LMI for airworthiness test and recertification costs.

                          b.   Return like airworthy components to LMI.

                          c. Exchange the failed core and compensate LMI for repair and airworthiness test costs.

                          d. Procure unit at a mutually agreed to price based upon unit flight hours.

          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

                f.   Parts Obsolescence

                     LMI agrees to continue all manufacturing capabilities and/or provide alternate support for the form, fit and functional requirements for the original configurations on any/all of the "out-of-production" configurations, modifications or enhancements, so long as the model aircraft for which it was designed remains in service. LMI further agrees to provide Gulfstream 90 days notification for "last-time-buy" options for any obsolete end items and parts of assemblies at the pricing set forth in this MOA where applicable.

                g.   Local Distribution Center

                     0    LMI agrees to position  it's  Gulfstream  Distribution
                          Center   within  a  fifty   (50)  mile   radius   from
                          Gulfstream's  Savannah  facility.

                     0    LMI  agrees  to  obtain  a   facility   that  will  be
                          sufficient in size and functionality to support all roles pertaining to this MOA such as but not limited to:

                          o Warehousing minimum agreed upon shipsets of LMI and Versaform parts.

                          o Capacity and reliable capability to perform required processes in order to supply Gulfstream with the highest possible quality kitted products defined within this MOA.

                          o    A  facility   adequately   secure  from   natural
                               elements and outside influences.

                h.   Consigned Components

                     Upon award to LMI those part numbers incorporated in the G500/550 and GIV-X Kitted Assemblies currently in finished goods at Gulfstream will be consigned to LMI for inclusion into the assemblies. The following guidelines apply to the management and control of these components in the fulfillment of this agreement.

                     0 That LMI will begin receiving from Gulfstream the finished goods inventory for all components of the G500/550 and GIV-X Kitted Assembly by 1 October 2003.

                     0 That LMI will be in position to deliver the first kitted assembly by 1 November 2003.

                     0 That LMI will maintain at its Gulfstream Distribution Center a finished good inventory of all consigned components and its usage to support the kitting program.

                     0 Invoicing procedures for consigned Gulfstream inventory will be outlined by LMI and Gulfstream jointly by October 01,2003 and become an addendum to this agreement at a later date.


                     0 That there is an understanding that LMI is receiving a consigned inventory that meets or exceeds Gulfstream's latest engineering requirements. LMI is not responsible for the inspection of these consigned components, but is responsible for maintaining the components in same condition as received.

                     0 LMI will ensure Gulfstream that the following minimum insurance requirements are met in regards to the consigned components:

                          o No acceptance and or approval of any insurance by GULFSTREAM shall be construed as relieving or excusing LMI or its agents or subcontractors of any liability or obligation imposed upon any of them by the provisions of the contract documents.

                          o All insurance policies required by this section, or elsewhere in the contract documents, shall be so endorsed as to provide that the insurance carrier shall be responsible for giving sixty
                               (60) days prior notice to GULFSTREAM in the event of cancellation or modification of the insurance policy

                          o LMI's carrier shall list GULFSTREAM as additional insured and loss payee under the Commercial Liability policy.


        B.  PRICING, OPTIONS AND PAYMENT **

             1.  Supplies to be furnished

                 GIV-X

                 Part number         Description           Price         Qty
                 -----------         -----------           -----         ---

                 1159B47128-82-9     Skin Assembly          $ *           1

                 1159B43131-29       Skin Assembly          $ *           1

                 1159B47226-800-63   Skin Assembly          $ *           1

                 1159B47226-800-9    Skin Assembly          $ *           1

                 1159B47227-800-3    Skin Assembly          $ *           1

                 1159B21201-800-7    Skin Assembly          $ *           1

                 1159B21201-800-8    Skin Assembly          $ *           1

                 1159B43132-7        Skin Assembly          $ *           1

                 1159B21314-800-119  Skin Assembly          $ *           1

                 1159B47318-800-3    Skin Assembly          $ *           1

                 1159B41311-800-55   Skin Assembly          $ *           1

                 1159B41311-800-56   Skin Assembly          $ *           1

                 1159B31315-800-117  Skin Assembly          $ *           1

                 115931316-800-101   Skin Assembly          $ *           1

                 1159B47319-800-5    Skin Assembly          $ *           1

                 1159B47320-800-3    Skin Assembly          $ *           1

                 1159B41317-800-121  Skin Assembly          $  *          1

                 1159B31321-803-89   Skin Assembly          $  *          1

                 1159B47510-800-5    Skin Assembly          $  *          1

                 1159B47513-800-7    Skin Assembly          $  *          1

                 1159B47501-802-3    Skin Assembly          $  *          1

                 1159B57111-800-33   Skin Assembly          $  *          1

                 1159B57111-800-27   Skin Assembly          $  *          1

                 1159B57110-800-21   Skin Assembly          $  *          1

                 1159B57110-800-23   Skin Assembly          $  *          1

                 1159B57827-800-75   Skin Assembly          $  *          1

                 1159B57222-800-7    Skin Assembly          $  *          1

                 1159B57223-800-5    Skin Assembly          $  *          1

                 1159B57225-802-7    Skin Assembly          $  *          1


                 Total shipset price GIV-X                  $  *


          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.


                 G500/550

                 Part number         Description           Price        Qty
                 -----------         -----------           -----        ---

                 1159B51510-47       Skin Assembly          $  *          1

                 1159B51513-800-95   Skin Assembly          $  *          1

                 1159B53132-31       Skin Assembly          $  *          1

                 1159B51314-800-57   Skin Assembly          $  *          1

                 1159B51318-57       Skin Assembly          $  *          1

                 1159B51311-801-49   Skin Assembly          $  *          1

                 1159B51315-800-107  Skin Assembly          $  *          1

                 1159B51993-801-35   Skin Assembly          $  *          1

                 1159B51316-800-53   Skin Assembly          $  *          1

                 1159B51320-800-57   Skin Assembly          $  *          1

                 1159B51912-800-73   Skin Assembly          $  *          1

                 1159B51321-800-91   Skin Assembly          $  *          1

                 1159B52242-800-55   Skin Assembly          $  *          1

                 1159B52242-800-53   Skin Assembly          $  *          1

                 1159B57111-800-23   Skin Assembly          $  *          1

                 1159B57111-800-31   Skin Assembly          $  *          1

                 1159B57110-800-19   Skin Assembly          $  *          1

                 1159B57110-800-17   Skin Assembly          $  *          1

                 1159B57827-800-75   Skin Assembly          $  *          1

                 1159B57222-800-7    Skin Assembly          $  *          1

                 1159B57223-800-5    Skin Assembly          $  *          1

                 1159B57225-802-7    Skin Assembly          $  *          1

                 1159B57828-802-47   Skin Assembly          $  *          1

                 1159B57226-800-53   Skin Assembly          $  *          1

                 1159B57226-800-9    Skin Assembly          $  *          1

                 1159B57227-801-43   Skin Assembly          $  *          1

                 1159B53135-49       Skin Assembly          $  *          1

                 1159B52212-800-10   Skin Assembly          $  *          1

                 1159B52212-800-9    Skin Assembly          $  *          1

                 Total shipset price G500/550               $  *

          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

          ** Part number revisions will be maintained at the purchase order level.

             Quantities per year for Production. Please note that the spare requirements could be as high as the production requirements or as few as zero. The quantities listed below are estimates only, actually quantities will be given via purchase order.


                                     GIV-X           G500/550
                                     -----           --------

                     2003             TBD               TBD
                     2004             6                 27
                     2005             23                27
                     2006             23                27
                     2007             23                27
                     2008             TBD               TBD

             "Gulfstream is not obligated to procure any minimum number of supplies, products or services to obtain the shipset pricing set forth in this MOA.

         2.  Options

             Program Review: Purpose of this program review is to assess the progress of the implementation of the Gulfstream Distribution Center, and to evaluate the cost structure of this program.

             Schedule: There will be a scheduled program review every 6 months for the first 24 months of this contract.

             There will be two primary focuses of this review: 1) Determine the effectiveness of the distribution center in the deliveries of kitted assemblies to Gulfstream seeking avenues of improvement and enhancement. 2) Evaluate the profitability and cost of the program with regards to the GV/GIV Kitting Assembly package.

             Evaluation  of  Cost  and  Profitability   review:   The  following
             milestone objectives will be measured and evaluated during the program review.

             0 At the 6-month review a study will be conducted between Gulfstream and LMI to determine the profit margins for this contract. LMI's 040 report generated from its MRP system will constitute the primary source document for the evaluation, as it captures cost and labor associated with this program. Once the net profit is determined the following rules will apply:

                  o Any net profit that exceeds the *% will be shared equally between Gulfstream and LMI.

                  o If, the net profit is less than the *% LMI will not seek escalation of prices during the terms of this contract.

          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

        3.   All invoices, except as noted, shall be sent separately to:

                  Gulfstream Aerospace Corporation
                  Attn: Accounts Payable, M/S B-10
                  P.O.Box 2206
                  Savannah, GA     31402-2206

        4.   Payment: net 30

             LMI will allow a discount of 1% net 10 days on payments of invoices.

        5.   Spares

               a.   Spares  pricing  Agreement:  *************************

          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

               b.   Sole Distribution Rights/Parts Manufacturing Authority

                    1. LMI acknowledges that all rights to the distribution of any components designated for use on any Gulfstream aircraft, belongs solely to Gulfstream and shall not solicit the PMA from the FAA.

                    2.   LMI shall provide all  components  to Gulfstream  only,
                         for  resale  to   Gulfstream   customers   through  the
                         Gulfstream distribution network.

               c.   Spares

                    LMI and Gulfstream will be jointly responsible for providing a Comprehensive Spares Requirement Forecast, based on past spare usage to Gulfstream prior to the first Production Aircraft delivery. LMI will provide a revised spares list, if required based on Gulfstream's then estimated spares usage, after the delivery of 5 production shipsets to Gulfstream.

               d.   Spares Inventory

                    To the extent LMI has provided spares inventory, LMI shall at its expense maintain the spares inventory to the latest production configuration (1 shipset only). LMI agrees to maintain spares inventory to latest production configuration as long as LMI is compensated for any GAC engineering changes that requires the existing spares inventory to be pulled out of stock and re-worked to the latest production configuration.

                    (Gulfstream will only be responsible for the 1 shipset.)

        6.   Taxes

               a. With the exception of import and export duties (if any), LMI agrees that the prices contained herein include any and all taxed levies on LMI by the United States, and any state or political subdivision thereof, in effect on the date of this MOA, including, but not limited to:

                    1. State and Local Gross Receipts, Sales or Use Taxes on property used or procured by LMI, irrespective of the ownership of the property.

                    2. Ad Valorem Property Taxes on property; in the control, custody, or possession of LMI, irrespective of the ownership of the property.

                    3. Sales or Use Taxes on the sale of any item by LMI to Gulfstream under this MOA; and

                    4.   Manufacturer's and Retailer's Excise Taxes.

               b. This section shall not be applicable to Social Security Taxes, Income and Franchise taxes.

         C. PERIOD OF PERFORMANCE

               The period of performance for this MOA will be from August 1, 2003 through August 1, 2008. The pricing (and relevant provision of this MOA) provided for shipsets will apply for orders placed by Gulfstream prior to the end of the period of performance even if the delivery and acceptance by Gulfstream occurs after the period of performance. Time is of the essence in the performance of obligations set out in this MOA.

         D. DELIVERIES

               1.   Delivery Schedules

                    The delivery schedules in this MOA are estimated delivery schedules. Gulfstream will issue purchase orders for the supplies acquired under this MOA. Individual items ordered will be identified on the purchase orders with Gulfstream's part number. The required delivery schedule for supplies will be established on purchase orders.

               2.   Just in time (JIT) deliveries

                    The JIT delivery schedule herein permits receipts no earlier than one (1) hour prior to requested delivery time on the Due-On-Dock date and not later than the Due-On-Dock date.

               3.   Delivery requirements change to the actual Delivery Schedule

                    Gulfstream will provide a minimum of 30 days notice to LMI in the event of production schedule decelerations and/or production schedule accelerations. Gulfstream will be allowed to increase or decrease the delivery rate by up to 1 shipset per month (total of 12 shipsets per year) at no additional cost. Gulfstream and LMI will work together on a best effort basis to provide as much advance notice as possible for schedule changes.

               3.   Late Delivery Penalties

                    In the advent that the supplier is late to deliver on the scheduled due on dock date a penalty will be assessed according to the amount of time finished product is late to the established delivery date provided adequate lead time for procurement of raw material and delivery is not affected by Gulfstream design changes (i.e. tools) and a minimum six month forecast is provided on all kits. The penalty scale is as follows:

                    * % of Unit Price         1 (24 hours) to 3 Calendar days

                    * % of Unit Price         4 to 7 Calendar days

                    * % of Unit Price         8 to 14 Calendar days

                    * % of Unit Price         15 to 21 Calendar days

                    * % of Unit Price         22 to 28 Calendar days

                    * % of Unit Price         29 to 36 Calendar days

                    * % of Unit Price        37 and beyond Calendar days

                    Penalty cost can not exceed cost of finished product and will only be assessed if purchase order is placed on or before the agreed upon lead-time of 12 weeks.

                    Penalty is assessed to each individual finished product starting on the day that individual finished product is due. This penalty is assessed even if prior parts are still past due.

          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

         E. INSPECTION, ACCEPTANCE AND REMEDIES FOR NON-CONFORMING Kitted skins package

               1.   Inspection and Acceptance of Supplies

                    a. Gulfstream has the right to perform an incoming inspection on each kitted skins upon delivery prior to acceptance. Acceptance of material ordered under this MOA will occur at the designated Gulfstream facility as soon as possible following delivery of material and all required material documentation (i.e. 8130 forms, etc.), but no more than sixty (60) days after delivery to Gulfstream's facility.

                    b. Notwithstanding any prior inspection or test, payment, or receiving documents, the leading edges are subject to final inspection, test, and acceptance at destination stated herein or at the Gulfstream Facility which orders part(s).

               2.   Remedies for Non-Conforming Supplies

                    a. Gulfstream may, if the supplies are non-conforming, do any or all of the following:

                         1. Reject or return such supplies upon failure to pass inspection or meet warranty, respectively. As to returned supplies (and as to rejected supplies but only if Gulfstream so directs), LMI shall promptly at its expense, and at Gulfstream's election, repair or replace such supplies. Upon rejection or failure to promptly repair or replace, Gulfstream may cancel and/or effect cover by purchase or otherwise. If notice of rejection or return is given, incidental expenses and the risk of loss or damage shall be borne by LMI until acceptance by Gulfstream at destination.

                         2. Accept or retain non-conforming supplies and, at its election, equitably reduce the price or repair such supplies at LMI expense and recoup as in 3 below. Not to exceed original part price.

                         3. Require repayment or effect a setoff against any amounts owed to LMI of any expenses incidental to rejection or return and of any amount paid for such supplies pending a conforming redelivery.

               2. Acceptance of supplies previously rejected or returned, or of used supplies, or of former government property may be revoked if delivery is conforming but is not accompanied by written notice that the supplies were previously rejected, returned, used or government property.

               3.   Quality Assurance Inspections of Systems

                    a. LMI and LMI subcontractors, at their expense, will maintain reasonable quality control and inspection systems consistent with SQAR 0003 and will provide the Supplier's Quality Organization a failure analysis and corrective action program for all design, tooling, test equipment, manufacturing and test operations supplied to Gulfstream. Each type of non-conformance shall be documented, investigated, and the appropriate corrective action implemented by LMI and its subcontractors. The supplier will have a method for positive identification, recall, and replacement of priority parts in the event of a nonconformance.

                    b. At all reasonable times, including the period of manufacture, Gulfstream may inspect and test the end products and inspect the involved plants of LMI and LMI subcontractors. LMI and its subcontractors LMI will at their expense provide Gulfstream with reasonable assistance to effectively and efficiently conduct the inspections and LMI and LMI will at their expense promptly comply with written directions by Gulfstream reasonably necessary to correct deficiencies in such systems.

         F. PACKAGING AND SHIPPING

               1.   Packing tickets

                    LMI will submit a packing ticket with each shipment. Packing tickets shall include the following:

                    a.   All  packing  tickets  shall  include   purchase  order
                         number(s), MRA/MRP release numbers, item number(s), quantity, serial number(s) (as applicable), and nomenclature exactly as it appears on the purchase order.

                    b.   All  parts  shall  be  identified  per the  Engineering
                         Drawing  and  Purchase   Order   Quality   requirements
                         utilizing GAMPS 1105 and GAMPS 1106 as required.

                    c. All components, which are serialized must have the serial numbers stated on the packing ticket.

                    d. The serial number on the packing ticket and the serial number on the component must be identical. Copies of functional test results must be included.

                    e. If for any reason, a kitted skin part ends up on the problem file, LMI has one (1) week, from date of notification to comply with the request from Gulfstream to clear the problem file. If after a week, the request has not been complied with, Gulfstream will return said part back to LMI at LMI's expense to LMI Savannah Distribution Center.

               2.   Shipping, Marking and Packing Instructions

                    Unless otherwise stated herein, all Shipping, Marking and Packing instructions will be in accordance with Gulfstream Document Number GA 75, 6/01 as amended from time to time. In addition, LMI agrees to furnish reusable container and/or rack to transport kitted skins to location of point of use. After use is complete the container and/or rack along with clecos will be returned to LMI.

               3.   Certification of country of manufacture

                    U.S. Customs has increased requirements for the identification of foreign made items entering the United States of America. Therefore, proof of Country of Manufacture is required for all end items.

               4.   FOB

                    Point of origin is *.

          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

         G. WARRANTY

               1.   General

                    Subject to the limitations and conditions hereinafter set forth, LMI warrants that the leading edge and its components supplied hereunder shall:

                    a.   at the Date of Delivery, be free from:

                         i.  defects in material or workmanship

                         ii. defects  arising from the  selection of material or
                             process of manufacture other than as specified by Gulfstream or contained in Gulfstream's provided design under the Product Description; or Gulfstream approved design.

                         iii.defects inherent in the design thereof,  in view of
                             the state of the art at the time of design thereof, except for those portions which have been retained from the prior GIV design or which are based upon Gulfstream directed or furnished engineering criteria but, only to the extent such criteria is defective or incorrect.

                    b. at the Date of Delivery, and throughout the duration of the warranty, be free from defects arising from the failure to conform to the Type Design specifications and drawings, as certified by the FAA or other airworthiness authorities, developed by LMI pursuant to the Product Description or the Engineering Statement of Work.

               2.   Duration

                    The extent of LMI liability under this Section as to defects in the kitted skin is limited to the repair of all such defects in the kitted skin which are discovered within a period of seventy eight (78) months from the date of shipment, or seventy two (72) months from the date of delivery to the GIV-SP and GIV-X aircraft to the operator and while LMI retains the tooling and data necessary to effect such repairs. Warranty duration calculations are based upon the exclusion of any repair time spent at LMI facilities.

               3.   Remedies

                    a. LMI obligation for a breach of a warranty provided under this Section during the periods described in this Section. shall be to promptly repair, replace or correct (to include all costs associated with removal and reinstallation) at LMI sole election and cost, the defective part or condition with reasonable care and dispatch. LMI will reimburse Gulfstream for the cost of labor associated with the removal of defective units, installation of the replacement unit and required operational checks provided the work is performed by Gulfstream, an Authorized Warranty Repair Facility or by a facility as directed by Gulfstream. Reimbursement will be based on standard hours applicable to the removal and replacement of each unit.

               4.   Removal and Reinstallation of LMI Components

                    a. Gulfstream reserves the right to debit LMI account for all direct and related tasks at any Gulfstream facility or any Gulfstream authorized facility to effect the removal and reinstallation of LMI components or parts of assemblies inclusive of consumables and maintenance replacement units. Gulfstream will debit LMI's account only after Gulfstream has given LMI adequate time to investigate and respond to the rejection that has taken place.

                    b. Gulfstream will forward a periodic listing of items to be debited to LMI and will include the following data:

                         1.  The date component was identified and removed.

                         2.  Part number description and serial number

                         3.  Reason for removal

                         4.  Aircraft serial number

                         5. Then actual labor hours if known or standard published labor hours and any related labor hours incurred

                         6.  Labor rate at then published rates

                         7.  Debit amount

                    c. LMI will have 30 days from the date of notification to take exception to any item(s) submitted. Gulfstream will only debit said account after LMI and Gulfstream have worked in good faith to determine who the responsible party is.

               5.   Guaranteed Mean Time Between Failure (MTBF)

                    a. The MTBF requirements for the component(s) herein are as follows:

                             Description      Guaranteed MTBF       Design Goal
                             -----------      ---------------       -----------


                    b. LMI shall guarantee that the component(s) will achieve the guaranteed MTBF noted above, with the calculation as follows: MTBF equals Flight Hours divided by confirmed failures. Where the flight hours are the total number of (INSERT AIRCRAFT MODEL) flight hours accumulated by the aircraft on which the component(s) are installed. If at the end of the agreed to warranty period, the guaranteed MTBF has not been achieved, LMI agrees to extend the warranty period until such time as the guaranteed MTBF is achieved.

                    c. The performance, calculation, tracking and administration of this warranty and associated MTBF guarantees will be carried out in accordance with Gulfstream's Reliability Document (GER 608 Rev A). The labor and material required to incorporate the corrective actions as defined in said document will be provided at no cost to Gulfstream or its customers.

               6.   Bad Actor Program

                    LMI  will  provide,   at  no  cost  to  Gulfstream,   a  new
                    replacement  component  if it is verified  that the rejected part is the responsibility of LMI.

               7.   Disclaimer

                    THE WARRANTIES SET FORTH IN THIS MOA ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM THE COURSE OF DEALING OR USAGE OF TRADE, SHALL APPLY. THE REMEDIES SET FORTH IN THIS MOA ARE THE SOLE AND EXCLUSIVE REMEDIES OF GULFSTREAM FOR ANY CLAIMS, EXPENSES, OR DAMAGE ARISING OUT OF OR RELATED TO PRODUCTS DELIVERED UNDER THIS MOA. IN NO EVENT SHALL LMI BE LIABLE IN TORT OR IN CONTRACT FOR ANY INCIDENTAL, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES. THIS SECTION SHALL NOT BE INTERPRETED TO AFFECT IN ANY WAY [INSERT SUPPLIER NAME) OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY OR WRONGFUL DEATH.

          H.   TITLE AND RISK OF LOSS

               1.   Title and Shipping Point

                    * All risks of loss or damage to property to be delivered by LMI hereunder shall be upon LMI until title of such property passes to Gulfstream.

          * The text noted by asterisks has been redacted in connection with a request to the Securities and Exchange Commission for confidential treatment of such text. A copy of this Agreement including the redacted information has been submitted to the Securities and Exchange Commission as part of such request.

               2.   Risk of Loss

                    Notwithstanding the foregoing, LMI shall bear risk of loss or damage to property subsequently rejected by Gulfstream and placed on transport for return to LMI until such property is redelivered to Gulfstream, except for the loss, destruction of, or damage to such rejected property resulting from the negligence of officers, agents or employees of Gulfstream acting within the scope of their employment.

                    a. If property is furnished by Gulfstream for performance of this MOA all risks of loss or damage to such property shall be upon LMI until the said property has been redelivered to Gulfstream. LMI shall properly segregate, identify and protect all such property.

                    b. Processing of claims relating to loss of or damage to property to be furnished hereunder shall be accomplished by the party responsible for risk of loss or damage to such property at the time the claim arises.

          I.   DESIGN CHANGES

               1.   Design Changes

                    a. Gulfstream may at any time make changes in drawings, designs, specifications, materials, packaging, time and place of delivery, method of transportation or other terms of this MOA, which changes Gulfstream shall document in writing and which LMI shall immediately implement. If such changes cause an increase or decrease in the cost of performance of this MOA or in time required for performance, an equitable adjustment shall be made, as applicable, to the price and/or the delivery schedule of the affected performance and this MOA shall be amended in writing accordingly. Any claim by the LMI for an equitable adjustment under this clause must be asserted within thirty (30) days from the date of written order effecting the changes or Gulfstream shall not be obligated to consider LMI's claim for an equitable adjustment. In no event shall Gulfstream be liable for any claim for an increase in price after payment for the supplies. If property is made obsolete as a result of a change, Gulfstream shall have the right to prescribe the manner of disposition of such property. Changes directed by Gulfstream which are issued in order to improve fit and/or ease use by Gulfstream production operations will be accepted at no cost to Gulfstream and promptly acted upon as mutually agreed. There will be no increase in price if the changes incorporated do not impact the costs of manufacturing the final component as agreed upon during the onset of this program.

               2.   Class 1 & 2 Design Changes - Supplier Requested Changes

                    a. Class 1 changes are those that affect fit, form, function, interchangeability, safety, strength, performance, flight characteristics, weight, balance, product qualifications, service life or installation of the next assembly. These changes are required to be submitted to and approved by Gulfstream Engineering prior to incorporation.

                    b. Class 2 changes (those that do not affect fit, form, function, interchangeability, safety, strength, performance, flight characteristics, weight, balance, product qualification, service life or installation of the next assembly) must also be submitted for Gulfstream Engineering's review and concurrence with respect to classification prior to incorporation. Gulfstream will respond with said concurrence or any exceptions taken within 2 weeks after receipt of supplier notification.

                    c. All Class 1 and Class 2 Design changes shall be submitted in writing via a "Seller Engineering Memo"
                         (SEM) to Gulfstream Engineering with copies to Gulfstream Purchasing and Quality Assurance.

               3.   Supplier Escapes

                    LMI will immediately notify Gulfstream, in writing, of any material/component escapes. Escapes are any material/ component issue that may result in performance, airworthiness, FAR non-compliance, or non-conformance as defined below:

                    a. Material or component issues that might affect the item's ability to perform to original specifications.

                    b. Airworthiness of the component or end use product in question.

                    c.   FAR non-compliance has been identified with components.

                    d. Non-conformance to original specification (component or material does not conform to Engineering specification, drawing or document).

               Written notification must include:

               1.   Nature of the Issue

                    "What, why, how and when" information. Reference SQAR-0003, Paragraph 19.


               2.   Inspections/Action

                    State if it is satisfactory to simply inspect for this condition and what inspection methods are required. If the item needs to be replaced, state NDT standards, tools, and inspection resources available. Identify specific series (by serial number, by date of manufacture, by location of manufacture, etc.) if possible.

               3.   Compliance Time

                    State the urgency of the issue and recommended compliance time.

               4.   Spares

                    State if replacement or return to supplier for repair is required, whether or not adequate spares exist to either replace outright, or to develop a rotable pool to keep in service aircraft flying.

               5.   Remedy

                    If appropriate, recommend actions to preclude this event from happening again, both short term and long term.

               6.   Suppliers identification of the issue

                    State   if   Airworthiness   issue,   Quality   issue,   FAR
                    non-compliance (or all of the above).

               7.   Service Bulletin

                    The above information is the basis of a Service Bulletin. The LMI should provide a draft Service Bulletin at this time if possible.

               However,  in those cases where LMI has the Material  Review Board
               (MRB) authority and the escape disposition meets type design, then a separate submission, other than MRB with the component, is not necessary.

          J.   DERIVATIVES

               1.   Derivative Aircraft

                    At any time during the term of this MOA, Gulfstream may elect to build a derivative of the aircraft on which the products purchased under this MOA are used. A derivative aircraft is defined as an already type certified aircraft that will undergo sufficient modification as to require re-certification and issuance of a new type certificate.

               2.   Alternate Sources

                    If the products purchased under this MOA will not meet the market requirements or technical specifications of the derivative aircraft, Gulfstream may elect to develop alternate sources for like products to be used on the derivative aircraft in lieu of the products purchased under this MOA. If an alternate source supplied product is selected for use on the derivative aircraft, Gulfstream may terminate this MOA in accordance with the terms delineated herein.

          K.   TERMINATION

               1.   For default

                    a. Gulfstream may terminate this MOA or any part thereof, by giving notice of default to LMI under any of the following circumstances.

                         1. If LMI refuses or fails to make deliveries or perform the services within the time specified in this MOA.

                         2. If LMI fails to comply with any of the other provisions of this MOA, or so fails to make progress as to endanger performance of this MOA in accordance with its terms, and does not cure any such failure within a period of ten (10) days (or such longer period as Gulfstream may authorize in writing) after receipt of notice from Gulfstream specifying such failure.

                         3.  If  LMI   becomes   insolvent   or  is  subject  to
                             proceedings under any law relating to bankruptcy, insolvency or the relief of debtors.

                    b. In the event of such termination, Gulfstream may purchase or manufacture similar product and/or require LMI to transfer title and deliver to Gulfstream any or all property produced or procured by LMI under this MOA, and LMI shall be liable to Gulfstream for any excess cost to Gulfstream; provided, however, LMI shall not be liable to Gulfstream for such excess cost when the default of LMI is due to causes beyond the control and without the fault or negligence of LMI; provided further, and LMI has exercised due diligence to remove delay, LMI shall not be excused from liability unless LMI has notified Gulfstream in writing of the existence of such cause within ten (10) days from the beginning thereof.

                    c. Gulfstream's liability in the event of a default termination shall be limited to the agreed price of items delivered and accepted, subject to downward equitable adjustment if such product(s) are nonconforming, and to the reasonable value of any property, inclusive of tooling, design data, survival of warranties and obligations thereunder that Gulfstream may require to be delivered pursuant to b. above.

               2.   For Convenience

                    Gulfstream may terminate this MOA, or any part thereof, by giving written notice thereof to LMI. In the event of such termination, Gulfstream shall pay to LMI costs incurred by LMI, for supplies that have been ordered by Gulfstream, determined in accordance with sound accounting practices plus a reasonable allowance for profit earned thereon; provided that LMI shall not be entitled to any profits with respect to work and/or services not performed prior to effective date of such termination, nor shall the total termination sum payable to the LMI exceed the total agreed to price for supplies that have been ordered by Gulfstream as reduced by the amount of payments otherwise made, and as further reduced by the agreed to price of work not terminated; further provided, however, that if it appears that LMI would have sustained a loss of the entire MOA had it been completed, no profit shall be payable hereunder and an appropriate adjustment shall be made reducing the amount otherwise payable hereunder to reflect the indicated rate of loss.

          L.   INTELLECTUAL PROPERTY RIGHTS, TOOLING AND DATA OWNERSHIP

               1.   Ownership of Design Drawings/Data

                    a.   Title  and  rights  to  all  design  and  design   data
                         (drawings) created by LMI under this MOA are owned by Gulfstream upon full payment for supplies.

                    b. In the supplies have been either originated or designed by Gulfstream in accordance with specifications or other data furnished by Gulfstream, all rights to supplies or other data and the reproduction, use or sale thereof are owned solely by Gulfstream.

               2.   Ownership of Tooling, Design and Data

                    a. All tooling whether designed by LMI, by Gulfstream or by a third party, shall become, upon acquisition or manufacture, the property of Gulfstream. LMI shall deliver such tooling to Gulfstream or Gulfstream's designees after performance is completed hereunder or upon termination, unless such tooling is needed to fill further orders from Gulfstream and retention by LMI of such tooling has been consented to in writing by Gulfstream.

                    b. The term "tooling" shall include, but not be limited to, all tools, dies, jigs, fixtures, molds, patterns, special taps, special gauges, special test equipment, other special equipment and manufacturing aids, and replacement thereof, acquired or manufactured by LMI for the performance of this MOA, which are of such a specialized nature that without substantial modification or alteration, their use is limited to the production of supplies or parts hereof, or the performance of such services as are to be supplied to Gulfstream hereunder. LMI agrees to comply with the provisions of the Gulfstream Tooling Manual for Subcontractors.

               3.   Disposition of Tools

                    a. LMI is wholly responsible for all Gulfstream tooling located in its facility/facilities. When tooling is deemed no longer necessary, LMI will receive, in writing, from Gulfstream guidance on disposition for said tools.

                    b. Upon completion of payments, all tooling shall be properly marked to indicate its ownership by Gulfstream in accordance with the mutually agreed to tooling philosophy by Gulfstream and LMI. Gulfstream may file, with the cooperation of LMI, a UCC Financing statement confirming Gulfstream's ownership interest.

          M.   EXCUSABLE DELAYS

               1. Neither party hereto shall be responsible for, nor deemed to be in default, on account of delays in performance of the MOA due to causes beyond its control and not occasioned by its fault or negligence. Such causes include, but are not limited to: acts of God, force majeure, action by the Governments, delays in transportation, labor disputes or strikes; provided, however, that the existence of such causes shall not excuse the delaying party from the resulting delay unless such party shall have given the other party written notice on any excusable delays referred to above, within 5 days (or such additional time as may be approved by the other party) after the delaying party has actual knowledge that such occurrences will result in a delay in delivery and the delaying party.

               3. In the event the delivery of any product from LMI is delayed for any cause deemed excusable hereunder, so that the extent of such delay in delivery of any product will exceed 1 month from the date of scheduled delivery, the MOA, for the undelivered delayed products, may be terminated by Gulfstream upon written notice to LMI. Any termination under this paragraph shall be treated as a termination for default as described elsewhere in these terms and conditions.

               3. In the event of a significant force majeure event, terrorist act or other act or declaration of war that materially impacts Gulfstream's aircraft backlog or sales activities, Gulfstream may in addition to the other rights set forth in this MOA reschedule or cancel deliveries effected by such an event, as required (in Gulfstream's sole determination). In the event Gulfstream determines a requirement to either reschedule or cancel deliveries, Gulfstream will notify the supplier in writing of the deliveries impacted by Gulfstream's determination. The MOA will be modified accordingly and all other deliveries, rights and obligations under the MOA will remain unchanged and there shall be no penalty, additional costs or liability assessed to Gulfstream as a result of its cancellation or rescheduling of deliveries under this section.

          N.   PATENT INDEMNITY

               1. Unless the leading edge are made to the detailed design of Gulfstream, LMI shall at its expense defend and indemnify Gulfstream against any claim of patent infringement provided timely notice of such claim be given LMI.

               2. Gulfstream agrees to pay LMI all costs and expenses in its defense and to pay LMI the amount of any judgement against LMI in any suit proceeding against LMI, based upon a claim of infringement resulting solely from Gulfstream connecting any equipment purchased herein with any article or device not manufactured or supplied by LMI, or from the sale or use of any such combination by Gulfstream.

          O.   INDEMNITY BY LMI ENTERING GULFSTREAM PREMISES

               LMI assumes the risk of all damage, loss, costs and expense, and agrees to indemnify and hold harmless Gulfstream, its officers, agents and employees from and against any and all liability, damage, loss, cost and expense, including attorney's fees, which may accrue to or be sustained by Gulfstream, its officers, agents or employees on account of any claim, suit or action made or brought against Gulfstream, its officers, agents or employees, (including claims, suits or actions brought against Gulfstream because of Gulfstream's own negligence) for the death of or injury to employees, agents or subcontractors of LMI or destruction of property of LMI, sustained in connection with LMI performance of any activity under this MOA performed at a Gulfstream facility, arising from any cause whatsoever (including, without limitation, falls from scaffolding, ladders, catwalks, beams or other high places; mishaps involving cranes, booms, elevators, trucks or other equipment; injuries resulting from electrical shock; and failure of or defect in any equipment, instrument or device supplied by Gulfstream or its employees to LMI, its employees, agents or representatives at the request of LMI, its employees, agents or representatives), except for the willful misconduct of Gulfstream or its employees acting within the scope of their employment.

          P.   GENERAL

               1.   Disputes

                    Any controversy or claim between the parties arising out of or relating to this MOA, or breach thereof, shall be governed by the laws of the State of Georgia and shall be settled by arbitration in Savannah, Georgia under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and administered by the AAA. Pending settlement by agreement or a final judgement, LMI shall proceed diligently with the performance hereof according to Gulfstream's decision and instructions.

               2.   Substance Abuse Policy

                    LMI, its subcontractors, agent and employees acknowledges and understands that:

                    a. The possession, sale, transfer, purchase and/or presence in one's system of a controlled substance(s) or alcohol by any person on Gulfstream property is prohibited;

                    b. Entry onto Gulfstream property constitutes consent to an inspection of any individual and their personal effects when entering, on, or leaving Gulfstream property;

                    c. Any individual found in violation of (1) above or who refuses to permit an inspection may be removed and barred from Gulfstream property at the discretion of Gulfstream.

                    d.   LMI   agrees   to   abide   by   and  to   advise   its
                         subcontractors,   agents  and  its   employees  of  the
                         provisions herein.

                    e.   Gulfstream  Aerospace   Corporation's  Substance  Abuse
                         Policy (GA 3059) is enclosed and incorporated by reference and will apply while LMI and/or any of its subcontractors are on Gulfstream's premises.

               3.   TSO

                    The GIV-SP and GIV-X leading edge will be covered by TSO, if applicable.

               4.   Press Releases

                    LMI shall not issue any press release, press conference or similar announcements to the industry or the media (to include securities analysts) without the prior written consent of Gulfstream.

               5.   Marketing/Advertising Assistance

                    LMI agrees, at its expense, and upon the direction of Gulfstream to provide reasonable and normal assistance in support of the following:

                    a.   Green Aircraft Sales

                    b.   Customer/Options/Retrofits

                    c.   Air Shows/Trade Shows

                    d.   Gulfstream's Customer Workshops

                    e.   Other Gulfstream sponsored activities

               6.   Assignment

                    Except as to the sale of the business to which this MOA relates, the rights of the parties under this MOA may not be assigned or transferred, in whole or in part, to any person, firm, corporation, or subcontractors without the express prior consent of the other party.

               7.   Entire Agreement

                    This MOA constitutes the entire understanding between the parties and supersedes all previous understandings, agreements, communications and representations, whether written or oral, concerning the subject matter of the agreement.

               8.   MOA Acceptance

                    Agreement by LMI to furnish materials or services hereby ordered or partial performance hereunder or shipment of any leading edge ordered hereby constitutes acceptance of the terms and conditions of this MOA. The terms and conditions set forth shall be the only applicable terms and conditions for this purchase, unless changes or substitutions are agreed to, in writing, by an authorized agent or representative for Gulfstream and LMI.

               9.   Offset Credits

                    Any order placed by LMI with a sub-contractor outside the United States may be used to satisfy Gulfstream's (including its parent company, General Dynamics Corporation, and all other affiliated entities) contractual obligations, current and future to procure goods and/or services from firms in said country to offset, in part, their sales of goods and services into that country and their impact on that country's balance-of-trade accounts. If Gulfstream requests these offset credits, Gulfstream shall reimburse for any LMI cost associated in implementing / obtaining these offset credits.

               10.  Most Favored Customers

                    LMI shall warrant that prices, terms and warranties under this MOA are at least as favorable as those being offered to any other purchaser of similar products under the same or similar circumstances.

               11.  Order of Precedence

                    In the event of conflict in terms, conditions or other Gulfstream documents, the following order of precedence will apply:

                    A.   Memorandum of Agreement

                    B.   Purchase Order Issues per MOA

                    C.   Statement of Work

                    D.   Design Specification

                    E.   GV-GER-608, Rev. A, July 15, 1993

                    F.   SQAR-0003 dated 04/02 Quality

                    G.   GA 270 3/01 Additional Conditions

                    H.   GA75 7/97 SHIPPING, MARKING AND PACKING INSTRUCTIONS


GULFSTREAM AEROSPACE CORPORATION          LMI

/s/ Jim McQueeny                          /s/ Robert Grah
------------------------------------      --------------------------------------
Jim McQueeny                              Robert Grah
Director of Initial Phase Purchasing      Vice President, LMI

/s/ Brian McCarthy                        /s/ Ed Campbell
------------------------------------      --------------------------------------
Brian McCarthy                            Ed Campbell
Purchasing Manager                        Director of Marketing


/s/ Todd Smiley                           /s/ Ron Llopis
------------------------------------      --------------------------------------
Todd Smiley                               Ron Llopis
Senior Buyer                              Manager Customer Relationship